Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Whitestone REIT:

We consent to the incorporation by reference in the Registration Statement of Whitestone REIT on Form S-8 (No. 333-156512), pertaining to the incentive plan of Whitestone  REIT, and the Registration Statement of Whitestone REIT on Form S-3 (No. 333-174608), pertaining to the dividend reinvestment plan of Whitestone REIT, of our report dated March 7, 2012, with respect to The Statement of Revenues and Certain Operating Expenses of The Pinnacle of Scottsdale for the Year ended December 31, 2010, which report appears in the accompanying Current Report on Form 8-K/A of Whitestone REIT.

/s/ PANNELL KERR FORSTER OF TEXAS P.C.

Houston, Texas
March 7, 2012